U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

[ ] Form 1O-K [ ] Form 11-K [ X] Form 10-Q [ ] Form N-SAR
For Period Ended:    June 30, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:    ____________________________________
         Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

________________________________________________________________________________

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Form 10QSB for the 9 months ended June 30, 1999
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Part I - Registrant Information
________________________________________________________________________________

         Full Name of Registrant:   Whitehall Enterprises, Inc.
         Former Name if Applicable: Total World Telecommunications, Inc. 801 Brickell Avenue, 9th Floor

         Address of Principal Executive Office (Street and Number)
         Miami, Florida   33131
         City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)
________________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box, if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -  Narrative

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State below in reasonable detail the reasons why the Form 1O-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]

Information needed to complete the financial statements of the Company's wholly owned subsidiary was not available. The information will be available August 17, 1999, and the subsidiary's financial information will be used to complete the Company's consolidated financial statements before the 19th of August, 1999, and the corresponding Form 10QSB for the period then ended.


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Part IV - Other Information

________________________________________________________________________________

         (1) Name and telephone number of person to contact in regard to this notification:

         Carlos M. Trueba                            (305)593-2644
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         (Name)                                (Area Code)(Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                       [ X] Yes                         [ ]No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                       [ ] Yes                          [ X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Whitehall Enterprises, Inc.
                          ---------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    August 16, 1999            By: /s/ Luis Alvarez
                                       -----------------
                                        Luis Alvarez